Exhibit 5.1
February 6, 2009
Board of Directors
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Ladies and Gentlemen:
          We are acting as counsel to Independent Bank Corp., a Massachusetts corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the public offering of the securities of the Company that may be offered and sold by the selling securityholders from time to time and on a delayed or continuous basis as set forth in the prospectus constituting a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is delivered in connection with the proposed resale offering by the selling securityholders of up to 78,158 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share (the “Preferred Stock”) and a warrant to purchase up to 481,664 shares of Company common stock (the “Warrant”) originally issued by the Company pursuant to the Agreement (as defined below) and any shares of common stock, par value $0.01 per share, of the Company issuable from time to time upon exercise of the Warrant (the “Common Stock”), in each case as described in the Prospectus. References to the “Agreement” herein are to the letter agreement between the Company and the United States Department of the Treasury dated January 9, 2009, which includes the Securities Purchase Agreement – Standard Terms incorporated therein, the Annexes to such Standard Terms and the Schedules to such letter agreement. The Preferred Stock and Warrant, together with the Common Stock issuable from time to time upon exercise of the Warrant, are sometimes referred to herein as the “Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of these documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Independent Bank Corp.
February 6, 2009

          This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (c), the Massachusetts Business Corporation Act, as amended, and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Massachusetts Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (a) assuming receipt by the Company of the consideration for the Securities, including the Preferred Stock, specified in the Agreement and the resolutions of the Board of Directors, the Preferred Stock is validly issued, fully paid and nonassessable;
          (b) assuming receipt by the Company of the consideration for the Securities, including the Warrant, specified in the Agreement and the resolutions of the Board of Directors, the Warrant constitutes the valid and binding obligation of the Company; and
          (c) the shares of Common Stock issued upon exercise of the Warrant in accordance with the terms thereof, upon receipt by the Company of the consideration for such Common Stock specified in the Warrant and due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Board of Directors
Independent Bank Corp.
February 6, 2009

          This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON LLP